EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
General
The following summarizes information concerning our capital stock, including material provisions of our certificate of incorporation, our bylaws, and certain provisions of Delaware law. You are encouraged to read our certificate of incorporation and our bylaws, which are included as exhibits to this Annual Report on Form 10-K of which this Exhibit 4.1 is a part, for greater detail with respect to these provisions.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.10 per share, and 2,500,000 shares of preferred stock, par value $0.10 per share.
Outstanding Shares of Capital Stock
On August 3, 2026, there were outstanding (a) 149,518,133 shares of our common stock and (b) stock options to purchase an aggregate of 1,523,771 shares of common stock, of which options to purchase an aggregate of 962,707 shares of common stock were exercisable. As of August 3, 2026 no shares of our preferred stock were issued or outstanding.
Voting Rights
Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and possess all voting power (except as may, in the future, be provided by Delaware law, our certificate of incorporation, or a resolution of the “Board authorizing a series of our preferred stock). Our common stock does not have cumulative voting rights.
Dividends
Holders of our common stock are entitled to receive dividends when, as, and if declared by our Board out of funds legally available for payment of dividends, subject to the rights of the holders of any outstanding shares of preferred stock. The holders of common stock share equally, share for share, in such dividends, whether payable in cash, in property, or in shares of our stock.
Liquidation Rights
Subject to any preferential rights of outstanding shares of preferred stock, holders of common stock share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up.
Absence of Other Rights and Provisions
Our common stock has no preemptive, subscription, preferential, conversion, or exchange rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Listing
Our common stock is listed on the New York Stock Exchange under the ticker symbol “FDXF.”
Miscellaneous
The outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor are, fully paid and nonassessable.
Sale of Unregistered Securities
On July 14, 2025, FedEx Freight issued 100 shares of common stock to FedEx in exchange for $0.10 per share, which amounts to $10 in the aggregate. FedEx Freight did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering and therefore was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233.
Certain Anti-Takeover Effects
General
Certain provisions of our certificate of incorporation, our bylaws, and the Delaware General Corporation Law (the “DGCL”) may have the effect of impeding the acquisition of control of us. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited takeover attempts.

Delaware Takeover Statute
We are subject to the provisions of Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.
No Stockholder Action by Written Consent
Our certificate of incorporation and bylaws require that all stockholder action be taken at a duly called meeting of the stockholders and prohibit taking action by written consent of stockholders.
Additional Authorized Shares of Capital Stock
The additional shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation could be issued at such times, under such circumstances, and with such terms and conditions as to impede a change in control.
Classified Board
Our certificate of incorporation provides that our Board is divided into three classes with staggered three-year terms until the fifth annual meeting of our stockholders following June 1, 2026 (the “Distribution Date”). As nearly as possible, each class will consist of one-third of the directors. At each annual meeting of our stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election, provided that beginning at the fifth annual meeting of our stockholders following the Distribution Date, all directors will be elected for one-year terms, and our Board will thereafter no longer be divided into classes. The Class I directors’ terms will expire at the first annual meeting of our stockholders following the Distribution Date, and thereafter at the fourth annual meeting of our stockholders following the Distribution Date, and thereafter at the fifth annual meeting of our stockholders following the Distribution Date. The Class II directors’ terms will expire at the second annual meeting of our stockholders following the Distribution Date, and thereafter at the fifth annual meeting of our stockholders following the Distribution Date. The Class III directors’ terms will expire at the third annual meeting of our stockholders following the Distribution Date, and thereafter at the fifth annual meeting of our stockholders following the Distribution Date. Beginning at the fifth annual meeting of our stockholders following the Distribution Date, all directors will be elected for one-year terms, and our Board will thereafter no longer be divided into classes. The initial division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Removal of Directors and Vacancies
The DGCL provides that, subject to the certificate of incorporation, stockholders may remove directors with or without cause by the affirmative vote of holders of at least a majority of the voting power of our then outstanding capital stock. Our certificate of incorporation prohibits removal of directors without cause until the fifth annual meeting of the our stockholders following the Distribution Date.
Our bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery of the State of Delaware may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
Special Stockholder Meetings
Our bylaws provide that special meetings of the stockholders (i) may be called by the chair of our Board or our Chief Executive Officer, (ii) will be called by the chair of our Board, our Chief Executive Officer, or our Secretary upon the written request of a majority of our Board, and (iii) following the fifth annual meeting of our stockholders (but not before such time), will be called by the chair of our Board, our Chief Executive Officer, or our Secretary upon proper written request by holders of shares of our voting stock representing at least 20% of the outstanding shares of FedEx Freight entitled to vote.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Under our bylaws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action by providing proper notice to our Secretary, among other means.
In the case of stockholder proposals (including director nominations) not submitted for inclusion in our proxy materials, proper notice must be received by our Secretary between 90 and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided that, in the event that the annual meeting date is more than 30 days before or more than 60 days after the first anniversary of the prior year’s annual meeting, proper notice must be received (i) no earlier than the 120th day prior to such annual meeting and (ii) no later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) the 10th day following the day on which public disclosure of the date of the annual meeting was first made.
Proxy Access
Our bylaws allow one or a group of up to 20 stockholders, collectively owning at least 3% of our outstanding shares of voting stock continuously for at least three years, to nominate for election to our Board and to be included in our proxy materials director nominees constituting up to the greater of two individuals and 20% of our Board (as of the last day on which a nomination notice may be submitted).
To nominate such nominees for inclusion in our proxy materials, proper notice must be received by our Secretary between 120 and 150 days prior to the first anniversary of the preceding year’s annual meeting; provided that, if the annual meeting of stockholders is not scheduled to be held between 30 days before and 30 days after the first anniversary of the preceding year’s annual meeting of stockholders, proper notice must be received by the later of 180 days before the annual meeting and the 10th day following the date such annual meeting is first publicly announced or disclosed.
Amendments to Certificate of Incorporation and Bylaws
The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation specifies a higher threshold. Our certificate of incorporation provides that, until the fifth annual meeting of our stockholders following the Distribution Date, in addition to any other vote required by law, the approval by not less than 66 2∕3% of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors is required to amend, alter, or repeal certain provisions of our certificate of incorporation, including those relating to the classified board, removal of directors, ability to call special stockholder meetings, ability for stockholders to act by written consent, and amendment of our certificate of incorporation. The higher voting threshold required by our certificate of incorporation may delay or prevent a change in control.
The DGCL also provides that a board of directors may be granted authority to amend a corporation’s bylaws if so stated in the corporation’s certificate of incorporation, and our certificate of incorporation provides that our Board may amend our bylaws. Under Delaware law, stockholders also have the power to amend bylaws, and our certificate of incorporation provides that they may be amended by the affirmative vote of holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon.
Limited Waiver of the Doctrine of Corporate Opportunity
Under Delaware law, pursuant to the doctrine of corporate opportunity, certain fiduciaries of a corporation, including its directors and officers, may not appropriate certain business opportunities of the corporation unless the corporation first rejects such opportunities. Because of the relationship between us and FedEx, and between certain of our directors and FedEx, our certificate of incorporation provides that, to the fullest extent permitted by law, and unless otherwise explicitly agreed in writing, the doctrine of corporate opportunity will not apply with respect to, and we renounce any expectancy to, any corporate opportunity that may relate to one or both of FedEx’s and our businesses from (i) FedEx or (ii) any of our directors or officers (for purposes of this clause (ii), (x) in circumstances where the application of such doctrine to a corporate opportunity may reasonably conflict with any fiduciary duties or contractual obligations any such person may have to FedEx, and (y) insofar as such corporate opportunity is not offered to such person expressly and solely in such person’s capacity as a director or officer of FedEx Freight and such opportunity is one that we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue and such person is permitted to refer that opportunity to FedEx Freight without violating any legal obligation). Neither FedEx nor any of our directors or officers have any duty to communicate or present any such corporate opportunity to us or be liable to us or our stockholders for breach of fiduciary duty in any capacity by reason of the fact that FedEx pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to FedEx, or does not present such corporate opportunity to us.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our certificate of incorporation includes such an exculpation provision. Our bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of FedEx Freight, or for serving at our request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. Our bylaws also provide that we shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, indemnify and advance expenses to our directors, officers, and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.
The limitation of liability and indemnification provisions that are included in our certificate of incorporation and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers, or employees for which indemnification is sought.
Exclusive Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee to us or our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine. Our certificate of incorporation further provides that the federal district courts of the United States, to the fullest extent permitted by law, are the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.